Exhibit 99.1

Kymera Therapeutics Appoints Terence Rooney, MD, as Chief Medical Officer

Dr. Rooney, former immunology leader at Johnson & Johnson, will lead clinical development strategy across Kymera’s industry-leading oral immunology portfolio

Jared Gollob, MD, will retire from his role after eight years of leadership at the Company

Watertown, Mass. (July 27, 2026) – Kymera Therapeutics, Inc. (NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing a new class of oral small molecule degrader medicines for immunological diseases, today announced the appointment of Terence Rooney, MD, as Chief Medical Officer. Dr. Rooney is an accomplished drug development leader with extensive experience advancing immunology therapies across the full development lifecycle, from early clinical stages through commercialization and franchise expansion, helping bring important new medicines to patients around the world. In his role, Dr. Rooney will lead Kymera’s global clinical development strategy and guide the advancement of the Company’s oral immunology portfolio across multiple immuno-inflammatory diseases. He succeeds Jared Gollob, MD, who will retire from his role after eight years with the Company and will remain as an advisor through the end of the year.

“We are thrilled to welcome Terence at a time of tremendous momentum and opportunity for our company, with multiple clinical programs advancing and an early innovation engine rooted in bold science and the needs of patients. Terence’s broad development experience, physician-scientist perspective and proven leadership in delivering important immunology medicines to patients at a global scale make him uniquely suited to help us realize the full potential of our pipeline and guide us through this next stage of growth,” said Nello Mainolfi, PhD, Founder, President and CEO, Kymera Therapeutics. “I also want to thank Jared for his extraordinary leadership and partnership. From Kymera’s earliest days, Jared has helped shape not only our development strategy and infrastructure, but also the company we are today, and we are deeply grateful for his significant contributions and unwavering commitment to changing patients’ lives.”

“Having spent most of my career in immunology, I have seen firsthand the significant treatment gaps that remain for patients living with these chronic conditions and the importance of advancing science that can truly shift the status quo and evolve care,” said Dr. Rooney. “Kymera stands out for the depth of its science, the execution across its diverse portfolio, and the opportunity to build on this momentum to expand oral treatment options for multiple diseases. I am excited to join the Kymera team at this critical time and advance the Company’s work to improve outcomes for patients around the world.”

Prior to joining Kymera, Dr. Rooney served as Senior Vice President, Portfolio and Asset Management Leader, Immunology, at Johnson & Johnson, where he led global compound development teams and portfolio strategy and operations across immunology. Earlier in his career, he held senior leadership roles across immunology R&D at Eli Lilly and Roche, including work at the interface of discovery, translational medicine and clinical development. Across his career, his work has spanned small molecules, peptides, biologics and cell therapies, combination and precision therapy strategies, and therapeutic areas including dermatology, respiratory, rheumatology, gastroenterology and rare diseases. Dr. Rooney has contributed to successful marketing applications for groundbreaking medicines including ICOTYDE®, IMAAVY®, OLUMIANT®, STELARA®, and TREMFYA®.

Dr. Rooney received his medical degrees from the Royal College of Surgeons in Ireland. He completed his training in internal medicine at the Dublin Academic Teaching Hospitals in Ireland, and rheumatology fellowships both there and at the University of California, San Francisco. He received a doctorate from the National University of Ireland and has authored some 50 peer-reviewed scientific publications.

About Kymera Therapeutics

Kymera is a clinical-stage biotechnology company pioneering the field of targeted protein degradation (TPD) to develop medicines that address critical health problems and have the potential to dramatically improve patients’ lives. Kymera is deploying TPD to address disease targets and pathways inaccessible with conventional therapeutics. Having advanced the first degrader into the clinic for immunological diseases, Kymera is focused on building an industry-leading pipeline of oral small molecule degraders to provide a new generation of convenient, highly effective therapies for patients with these conditions. Founded in 2016, Kymera has been recognized as one of Boston’s top workplaces for the past several years. For more information about our science, pipeline and people, please visit www.kymeratx.com or follow us on X or LinkedIn.

Investor Contact:

Justine Koenigsberg

investors@kymeratx.com

857-285-5300

Media Contact:

Matthew Henson

media@kymeratx.com

857-285-5300